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                                   EXHIBIT 28



                             UNIPROP INCOME FUND II
                            1998 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)
                                                                                  CASH
                              3/98            3/97             97/98            PURCHASE         98CPP
PROPERTY                   APPRAISALS       APPRAISALS        VARIANCE            PRICE         VARIANCE
Ardmor Village             $ 7,400          $ 7,250            2.1%             $ 5,316           39.2%
Camelot Manor                7,000            6,700            4.5%               4,600           52.2%
Country Roads                2,300            2,200            4.5%               3,183          (27.7%)
Dutch Hills                  5,900            5,750            2.6%               4,198           41.0%
El Adobe                    11,700           11,000            6.4%               7,400           58.1%
Paradise Village             8,900            8,800            1.1%               8,800            1.1%
Stonegate Manor              6,700            6,400            4.7%               4,652           44.0%
Sunshine Village            11,000           11,000            0.0%               6,092           80.6%
West Valley                 16,300           15,500            5.2%              11,448           42.4%
                           -------          -------          ------             -------          ------

Grand Total:               $77,200          $74,600            3.5%             $55,689           38.6%

                   1998 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 1998 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-        Sale of the Properties in March 1998 for their appraised value.
-        Costs and selling expenses are 3.0% of the sale price.
-        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $13.57 calculated as follows:

                  Aggregate appraised value:                   $77,200,000

                  Less:    Selling Expenses (3.0%)               2,316,000
                           Mortgage Debt:                       30,045,000
                                                               -----------

                  Net Sales Proceeds:                           44,839,000
                                                               ===========

                  Number of Units:                               3,303,387
                  Net Sales Proceeds per unit:                      $13.57
